SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8 - K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: October 1, 2004

S3 INVESTMENTS COMPANY, INC.
(Exact Name of Registrant as Specified in its Charter)

California	000-28767	98-0336674
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer ID Number)

43180 Business Park Drive, Suite 202 Temecula, CA 92590
(Address of principal executive offices)

Registrant's telephone number, including area code: 951-587-3618

S3I HOLDINGS, INC.
(Former name or former address, if changed since last report)

Item 5.01 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 1, 2004, the Board of Directors accepted the resignation of Shane Traveller as a member of the Board and as Interim Chief Financial Officer. The Board of Directors then appointed Theodore C. Tanski, Sr. as a member of the board and he agreed to serve. Also on this date, Ken Wiedrich was appointed to serve as Interim Chief Financial Officer. The Board of Directors now consists of Theodore C. Tanski, Sr., Dennis Keating and Christopher Berlandier.

Theodore Tanski, Director - Mr. Tanski is a highly accomplished financial and marketing professional with over 30 years experience in investments and client services. Ted is currently Executive Vice President and a partner in Beaconsfield Financial Services, Inc., a full-service brokerage and investment banking firm, a position he has held since 1988. Mr. Tanski has extensive experience in a wide range of financial markets as both an investment banker and broker/dealer that includes underwriting, private placements, corporate financing, financial research, partnership and corporate portfolio management. Prior to his tenure with Beaconsfield, Mr. Tanski was a vice president with Shearson Lehman Brothers where he managed personal and corporate investment portfolios with a focus on international markets. Mr. Tanski holds a B.S. degree from the University of Pittsburgh.

Ken Wiedrich -Mr. Wiedrich has over 35 years of experience in operational accounting and finance functions in a variety of businesses within the service, construction and manufacturing industries. Prior to this assignment Mr. Wiedrich was the Controller of Nicholas Investment Company, a Business Development Company. Mr. Wiedrich's prior experience also includes involvement in the raising of capital as well as the accounting functions of a firm involved in government contracting. Mr. Wiedrich holds a B.S. degree from Northern State University.

ITEM 9. Financial Statements and Exhibits

A) Financial Statements: N/A

B) Exhibits:

Exhibit No.	Document	Location
3.1	Articles of Incorporation	Previously Filed
3.2	Bylaws	Previously Filed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

S3 INVESTMENTS COMPANY, INC.

October 1, 2004 Date	/s/ Chris Bickel Chris Bickel, CEO